EXHIBIT 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S ACQUIRES PAYMENTS TECHNOLOGY PROVIDER
Threshold Financial Technologies Inc. Offers High-Value ATM Outsourcing
and Electronic Payments Capabilities

RICHMOND, Va., December 23, 2010 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, announced its acquisition of Threshold Financial Technologies Inc. from Versent Corporation for approximately $40 million. Based in Mississauga, Canada, Threshold is a leading provider of payments solutions, specializing in managed ATM and transaction processing services for financial institutions and retailers throughout Canada.  The acquisition, which should have minimal impact on 2011 earnings, is expected to be accretive to earnings in 2012.
Threshold’s annual revenue is approximately $48 million, about half of which is generated by providing outsourced ATM network administration and transaction processing solutions.  The company, which employs approximately 125 people, also owns and operates a network of private-label ATMs in Canada.
Threshold’s payments processing expertise and technology enable customers to migrate from internally-hosted technology platforms, which quickly become obsolete, to its highly versatile platform.  Using Threshold’s technology platform, financial institutions can offer cardholders a broader array of continuously upgraded ATM and card-based services while substantially reducing their investments in hardware, software, personnel, training and maintenance.
Michael T. Dan, chairman, president and chief executive officer of Brink’s, said: “With the Threshold acquisition, Brink’s will expand further into high-value payments processing solutions. As financial institutions strive to meet the growing demand for more advanced electronic payments capabilities, our customers can benefit from Threshold’s technology without making substantial capital investments.  Our strategy is to support Threshold’s continued technological innovation as we offer advanced outsourcing capabilities to the broader base of Brink’s customers.”

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.BrinksCompany.com or call 804-289-9709.
Threshold Financial Technologies’ website address is www.threshold-fti.com.

About Versent Corporation
Versent Corporation is an affiliate of The InterTech Group, Inc. of North Charleston, South Carolina.

Forward-Looking Statements
This release contains both historical and forward-looking information about the company's acquisition of Threshold and its projected impact on the company and future performance. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. Risks include unanticipated integration issues and unanticipated obstacles to the expansion of Threshold’s business.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.